U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2005

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Definitions:

Throughout this filing certain terms are used repeatedly. In the interest of brevity, the full reference has been abbreviated to a single name or acronym. The following defines these abbreviated terms:

1.	"Saratoga" refers to a group of related companies, namely: Saratoga Partners IV, LP; Saratoga Management Company LLC, as Agent; and Saratoga Coinvestment IV, LLC.
2.	"Series B Stock" refers to Series B Convertible Preferred Stock.
3.	"REIT" refers to real estate investment trust.

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2005, we entered into an agreement with Saratoga that provided for the conversion of the Series B Stock held by Saratoga upon the payment by us of accrued and unpaid cash dividends on the Series B Stock, in the amount of approximately $10.8 million. Also on June 30, 2005, we borrowed $10.8 million from a REIT and used the proceeds to pay the accrued and unpaid cash dividends on the Series B Stock; upon such payment, Saratoga converted all of the outstanding Series B Stock to common stock in accordance with the agreement.

The Series B Stock owned by Saratoga consisted of 36,970 shares with a stated value of $1,000 per share, of which 30,000 shares were issued in December 1999 for a price of $30.0 million and the balance were issued as dividends of additional Series B Stock. In accordance with the agreement referred to above and as described below, the Series B Stock was converted into 5,365,747 shares of common stock.

The Series B Stock was entitled to receive quarterly dividends in a combination of cash and additional shares of Series B Stock. The initial rate for the dividend was 6% of the stated value of $1,000 per share, of which 2% was payable in cash and 4% was payable in additional Series B Stock. Starting in January 2004, the dividend rate moved to 7%, of which 3% was payable in cash and 4% in Series B Stock. The Series B Stock provided for an “arrearage rate” if the cash portion of the dividend was not paid, increasing the cash portion of the dividend to 7%. The arrearage rate became effective in October 2000, thus accruing dividends at an 11% rate, 7% in cash and 4% in additional shares of Series B Stock. We have issued the additional Series B Stock dividends on a quarterly basis on the first day of the month after the end of each quarter. However, the cash portion of the dividend has not been paid since 2000, which has resulted in an accumulated liability of approximately $10.8 million as of March 31, 2005. For accounting purposes, we have accrued a liability of $11.1 million, which includes approximately $358,000 that represents a straight-line dividend accrual that will be reversed upon closing of this stock transaction. No interest has accrued on the unpaid cash dividends.

The Series B Stock was initially convertible into common stock at a rate equal to the stated value of $1,000 per share divided by a conversion price of $7.22. Due to certain anti-dilution provisions in the agreement, the conversion price on June 30, 2005, was $6.89.

We had the right to redeem the Series B Stock if the closing price of the our common stock is at least 175% ($12.06) of the then conversion price for 30 consecutive trading days, which occurred in the first quarter of 2005.

We borrowed $10.8 million from a REIT at 10% per annum for a term of three years in order to pay the unpaid cash dividends of the Series B Preferred Stock. Monthly note payments of interest-only are due in arrears on the first day of each month. Interest is calculated on the actual number of days in the month over a 365-day year. The note is due in full on June 30, 2008. No prepayments are allowed prior to January 1, 2007, and only upon at least 9 months prior written notice. The $10.8 million note contains provisions that modify one multi-community and four individual community leases with the REIT covering 12 properties. The loan requires collateral in the form of a letter of credit issued by a bank or a cash deposit of $1.0 million with the REIT.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

On July 5, 2005, we issued a press release announcing the conversion of Series B Preferred Stock. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report, including but not limited to Exhibits 99.1, is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report, including but not limited to Exhibits 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Exhibits and Financial Statements.

(c) Exhibits.

99.1	Press release dated July 5, 2005, announcing the conversion of Series B Preferred Stock.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 7, 2005		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary

INDEX TO EXHIBITS

99.1	Press release dated July 5, 2005, announcing the conversion of Series B Preferred Stock.